                                                                    EXHIBIT 10.9

                                  [PLEXUS LOGO]
                  Comprehensive Professional Services Agreement


This Agreement is hereby entered into on this 19th day of July, 2000 by and between Sitara Networks, Inc., of 60 Hickory Drive, Waltham, MA 02451 (hereinafter "Customer") and Plexus Corp. of 55 Jewelers Park Drive, Neenah, WI 54956, (along with its wholly-owned subsidiaries Plexus Technology Group, Plexus Electronic Assembly, and SeaMED, a Plexus Company hereafter collectively referred to as "Plexus".)

A. PRODUCT DEVELOPMENT AND PROTOTYPE PHASE INCLUSIVE (Prototype Phase inclusive) The terms and conditions set forth in this Section A, Product Development and Prototype Phase, as well as the terms and conditions set forth in Section C, Standard Terms and Conditions, shall be applicable to this portion of the Agreement.

         1. PROGRAM
         Plexus will undertake for the Customer a Program which could also include a prototype program, defined in the accompanying Proposal which this Agreement is part of. The activity described in the accompanying Proposal will be referred to as the "Program". Prototype program, if applicable, will be defined at the time the program is defined in writing by the Customer.

                  a) At the Customers request, Plexus will provide a bi-monthly or as agreed upon by both parties, detailed engineering report showing progress of the agreed to Program and schedule.

                  b) From time to time, Plexus and the customer may redefine, revise, enlarge, amend, abandon, or undertake a new phase of activity as an addition to the Program. These revisions to the Program shall be defined in writing and agreed upon by both parties. Any additional cost associated with the revisions shall be quoted by Plexus and authorized by the Customer before work can proceed on them. Except for appropriate changes in objectives, schedules and budgets, all additional work shall be conducted under the terms of this Agreement.

                  c) Unit cost estimates provided in this Proposal or during the course of the Product Development Phase are not binding and are for informal use only.

                  d) Sections B.1. and B.2.h) also apply to prototype programs.

         2. DRAWINGS, RECORDS AND MODELS
         At this time, Plexus will develop all records, sketches, original drawings, photographs, prototypes, or finished models and the use thereof are the exclusive property of the Customer. Normally any such items, which are of continuing value to the Customer, are returned to the Customer. In order to avoid questions regarding value, the customer will issue written instructions to Plexus within sixty (60) days following termination or completion of the Product Development Phase for the disposition all such items. Plexus is authorized to determine the disposition of any such items, which are not covered by written instructions.

         At the completion of the Product Development Phase, the customer will receive hard copies and/or magnetic medium of the files generated as a result of the Product Development and Prototype Phase. These deliverables are described in the Proposal. Customer will be responsible for maintaining and archiving the deliverables in a suitable environment.

         3. COMMITMENT TO MANUFACTURE
         Customer understands that Plexus desires to manufacture the product at the end of the program. Customer understands that manufacturing of the product by a competitor of Plexus is undesirable to Plexus. Should Customer manufacture the product outside Customer's facilities, Customer will work with Plexus in good faith to ensure that Plexus is awarded the manufacture of the product, provided Plexus is cost competitive and capabilities analysis is proven.

Sitara Networks-Final Execution Comprehensive Professional Services Agreement

         4. PROTOTYPE UNITS
         Engineering and Pre-production Prototypes: During the Product Development and Prototype Phase, Plexus may generate several versions of the unit to verify design concepts. The number of prototypes and/or pre-production units that Plexus will deliver to the Customer is outlined in the body of the proposal. These prototypes may or may not meet the requirements of the product specification. Once these units are built, any modifications (hardware, software, or mechanical) required as a result of further testing will be done by Plexus on a time and material basis.

         5. ON-GOING SUPPORT
         At the conclusion of the Product Development and Prototype Phase of the Program, Plexus and the Customer will jointly review the entire Program to assure compliance with the Program Specifications. When this has been completed, Plexus will notify the Customer in writing that this Phase has been completed, and the Customer will have thirty (30) days to respond by identifying errors or omissions they believe should be corrected by Plexus under this Agreement. After that period, the Customer requests for on-going support will be handled on a time and materials basis at Plexus' then current billing rates.

         6. COMPENSATION, CHARGES, AND BILLING

                  a) Unless other specific arrangements are agreed upon, Plexus will invoice the Customer each month for services rendered up to the total amount specified in the Proposal. Invoices are subject to terms of net amount due in thirty (30) days following the date of the invoice.

                  b) Unless specifically stated to the contrary in the Proposal, the following parts and/or services are not included in the base Proposal and may be an additional billing monthly as costs are incurred as stated in Customer authorized quotation.

                                    1. Parts, PCBs and freight which may be
                                    required for project, breadboard and/or
                                    prototypes, plus actual cost plus defined mark-up.
                                    2. Tooling charges for custom components such as graphics, plastics, metal, etc. - actual cost plus defined mark-up.
                                    3. Telephone, fax, and travel expenses
                                    incurred by Plexus in pursuing the
                                    customer's objectives and directives -
                                    actual cost.
                                    4. Any travel required by Plexus in pursuing the Customer's objectives and directives will be billed at the normal hourly rate of the personnel performing the work for the Customer, with a maximum day billing of 8 hours plus any expenses incurred.
                                    5. Services of consultants or other outside personnel retained by Plexus will be invoiced to the customer at a rate commensurate with Plexus' in-house rates or actual cost plus defined mark-up.
                                    6. NRE and Tooling: Markup percentage on NRE is 10%. Plexus will make reasonable efforts to minimize tooling and NRE charges including competitive quoting. Customer has the right to review NRE and tooling quotes. Customer has the right to alternatively source NRE materials if NRE pricing cannot be mutually agreed upon between the parties.

         7. PRODUCT DEVELOPMENT CANCELLATION
         During the Product Development and Prototype Phase, Customer may cancel this project upon providing forty-five (45) days written notice to Plexus. In such an event, the Customer shall be responsible for all expenses incurred through the effective date of cancellation, including, but not limited to, all labor undertaken and all materials purchased or ordered prior to said effective date. To help minimize the impact of cancellation charges, Plexus will attempt to restock components at the supplier, resell the components, and/or utilize the components on non-customer assemblies.

         8. ADVANCED PROCUREMENT OF COMPONENTS/TOOLING
         Plexus may, with customer prior approval on dollar value exceeding $500 procure for assemblies for either Prototype or Risk Reduction any items that requires Customer to meet ship date requirements. Any deviation from the Supplied Approved Vendor List "AVL" (or franchised distributor) requires Customer prior approval.

Sitara Networks-Final Execution Comprehensive Professional Services Agreement

B. MANUFACTURING PHASE
The terms and conditions set forth in this Section B, Manufacturing Phase, Section A, Product Development Phase, as well as the terms and conditions set forth in Section C, Standard Terms and Conditions, shall be applicable to this portion of the Agreement.

         1. DEFINITIONS
         For the purpose of this Manufacturing Phase:

         "Long Lead Time Component(s)" shall mean all of those individual parts and materials whose current lead times extend beyond forty (40) business days. The Long Lead Time Components may, from time to time, be reviewed by Plexus and Customer, at the request of either party due to possible changes in market conditions of supply and demand affecting the procurement by Plexus of the Components and/or Long Lead Time Components for the assemblies hereunder. Any changes resulting from such review shall be with the mutual written agreement of Plexus and Customer.

         "NCNR Component(s)" shall mean those parts that are not cancelable once placed on order with Plexus suppliers, and are not returnable once delivered to Plexus. The NCNR Component(s) may, from time to time, be reviewed by Plexus and Customer, at the request of either party due to possible changes in market conditions of supply and demand affecting the procurement by Plexus of the Components and/or NCNR Component(s) for the assemblies hereunder. Any changes resulting from such review shall be with the mutual written agreement of Plexus and Customer.

         "Special Component(s)" shall mean those parts that have special procurement conditions such as limited change parameters or other special liability conditions that are required by Plexus' suppliers. The Special Component(s) may, from time to time, be reviewed by Plexus and Customer, at the request of either party due to possible changes in market conditions of supply and demand affecting the procurement by Plexus of the Components and/or Special Component(s) for the assemblies hereunder. Any changes resulting from such review shall be with the mutual written agreement of Plexus and Customer.

         "Monthly Rolling Quantity Forecast of Delivery Requirements" shall mean the written documents provided to Plexus by Customer each month indicating the delivery requirements projected for the next twelve (12) months.

         "Obsolete Components" shall mean all material used in Buyer's product for which there is no current or future demand.

         "Inactive Components" shall be all material which is non-obsolete material with a balance that is greater than zero after all demand has been met.

         "Excess Components" shall be all material with a balance that is greater than zero after six (6) months that will be consumed by demand beyond six (6) months.

         2. AUTHORIZATION OF WORK PROCUREMENT OF MATERIALS
         The following terms will apply:

                  a) The purpose of this section is to define the methods under which Plexus will procure materials to support manufacturing of product for the Customer. The intent is to provide the Customer with flexibility to alter and/or cancel schedules within a reasonable period of time while at the same time minimizing Plexus liability that is a result of those alterations and cancellations. In order to offer the best possible price, Plexus does not attempt to build unanticipated carrying charges into its price. When changes in Customer requirements occur that cause Plexus to incur unanticipated expenses that are the result of Customer actions, the Customer is expected to reimburse Plexus for the costs incurred.

                  b) For each assembly and/or board level to be manufactured, Plexus establishes a manufacturing lead time, which is the number of business days it will take, an average, to receive and kit all

Sitara Networks-Final Execution Comprehensive Professional Services Agreement
                           components, assemble, test and ship the lot, unless moved to Finished Goods Inventory ("FGI"). Unless otherwise noted, this manufacturing lead-time is twenty (20) business days. Plexus agrees to review the manufacturing lead-time after three (3) months of production of the product, and thereafter mutually agree to any adjusted manufacturing lead-time. Plexus schedules all components for a particular lot of assemblies to arrive one manufacturing lead-time prior to the Customer due date. Plexus then uses this information, together with the Forecast and Purchase Order information as defined below, to place commitments to its suppliers for materials.

                  c) At the beginning of each month, Customer will provide a twelve (12) month rolling forecast of total requirements listing top level assembly and/or board level assembly requirements by month. This monthly rolling forecast shall be used by Plexus to determine the Components and/or the Long Lead Time Components, NCNR Components and/or Special Components that Plexus must obtain and/or procure and/or inventory, and unless otherwise agreed to, Plexus will negotiate pricing contracts with its suppliers based upon the forecast.

                  d) For purposes herein current month shall mean a rolling four (4) week window. Changes from the previous month's Purchase Orders are allowed to the current Purchase Orders as follows:

                           i) Current Month:               No change allowed.
                           ii) Second Month:               Up to 50% reduction
                                                           or increase.
                           iii) Third Month:               Up to 75% reduction
                                                           or increase.
                           iv) Fourth Month (and beyond)   As required;
                                                           increase or decrease.

                           Changes in excess of these parameters may be mutually agreed to by Plexus and Customer.

                           Changes to the monthly rolling Forecast may result in an excess inventory position (due to component market conditions), the impact for which is not considered in the original cost of the assembly. In addition, Plexus may have to place orders for quantities of components in excess of that required to support Customer requirements. This may be as a result of minimum order size requirements or standard package sizes from the supplier. In the event that the monthly rolling Forecast does not define component consumption of sufficient magnitude to eliminate the excess inventory within sixty (60) business days, Plexus will notify Customer of its excess inventory position of Components and/or Long Lead Time Components, NCNR Components and/or Special Components that Plexus has procured and is inventorying and/or has on order with its suppliers. Upon receipt of such notification, Customer will purchase the excess inventory at Plexus' actual cost plus the agreed upon quoted material mark-up. Payment terms are net thirty
                           (30) days.

                  e) At the end of each quarter, Customer will issue Purchase Orders ("POs") for top level and/or board level assemblies in accordance with, but not limited to the monthly rolling Forecast of total requirements. These POs will cover the next quarter's total requirements. The pricing for that quarter's POs will be reviewed for cost reductions the last month of the prior quarter. There is a targeted price reduction at a minimum of every other quarter. If Plexus reduces cost, they keep 50/50% - if Customer reduces cost it is all passed along to the Customer.

                  f) Plexus shall procure in advance of Customer POs for assemblies pursuant to the monthly rolling Forecast for each top level and board level assembly, the Components and/or Long Lead Time Components, NCNR Components and/or Special Components, as required for each top level and board level assembly. Plexus shall purchase all components in accordance with Customer's approved vendor list (AVL), exclusively. Any deviation from the AVL must be authorized in writing by Customer prior to purchase by Plexus.

                  g) Customer may request that Plexus purchase from Customer certain components that the Customer has in its inventory as a result of the transfer of new business to Plexus. Plexus and Customer will negotiate in good faith to determine pricing and title transfer of such inventory. In addition, open component purchase order(s) with Customer's suppliers may be transferred to Plexus upon mutual agreement.

Sitara Networks-Final Execution Comprehensive Professional Services Agreement

                  h) Customer will communicate a monthly Production Schedule to Plexus outlining the top level assembly and/or board level production requirements. The Production Schedule will be firmed for the current month fifteen (15) business days prior to the start of that month, will be within Forecasted quantities, and have a six (6) month rolling horizon. Changes to the Production Schedule are allowed as follows:

                           (1) Current Month:              No change Allowed.
                           (2) Second Month:               Up to 50% reduction.
                           (3) Third Month:                Up to 75% reduction.
                           (4) Fourth Month (and beyond)   As required; increase
                                                           or decrease.

                           Changes to the Production Schedule within the current month may be mutually agreed to by Plexus and Customer.

                           i) At any time during the current month, Customer may exercise an increase or decrease in delivery requirements (Flexibility Quantity). This Flexibility Quantity is limited to a maximum accumulation of the Flexibility Percentage outlined in Attachment A (to be defined) for each top level and board level assembly, for the current month's production based on the average of the current sixty (60) business days of the Forecast. This Flexibility Quantity will be available within ten (10) business days of the Customer request. Additional Flexibility Quantity may be mutually agreed to between Plexus and Customer Any finished goods inventory (FGI) at the end of the current month will be netted from the Forecast in accordance with the change provisions of this Agreement. Customer understands and agrees that there may be associated costs with the efforts regarding this section and imposed by Plexus, which shall be borne by the Customer.

                           ii) For Production Schedule decreases issued within the current month beyond the allowable Flexibility Quantity decrease, the Customer will pay full price and accept title and risk of loss for completed assemblies and any work in process materials and labor.

                                    (1)      Accept shipment of the completed
                                             assemblies within the current month
                                             as originally scheduled; or
                                    (2)      Pay full price and accept title and
                                             risk of loss for completed
                                             assemblies any work in process
                                             materials and labor.

                           iii) For Production Schedule decreases issued outside the current month and beyond the allowable Production Schedule decrease parameters, the Customer will:

                                    (1)      Pay for and accept title and risk
                                             of Loss for the value of the
                                             components (cost plus the agreed
                                             upon quoted material markup) which
                                             Plexus is unable to return or
                                             reschedule to meet the new schedule
                                             requirements; and
                                    (2)      Pay Plexus for any additional cost
                                             from supplies resulting from the
                                             prescheduling.

                           iv) For Production Schedule increases beyond the allowable Flexibility Quantity, Plexus will make its best effort to obtain the components necessary to meet Customer requirements. However, Plexus may be unsuccessful in obtaining all of the components required to meet the Customer's increased requirements at which Plexus will provide satisfactory evidence to Customer of such inability to meet such requirements. In that situation, Plexus reserves the right to Customer payment of the value of all inventory in house as of the delivery date that is a result of the increased requirement, which will be agreed upon by Plexus and Customer.

                  i)       Engineering Change

                           The term "Engineering Change(s)" (hereinafter called "EC" or "EC's") shall mean those mechanical, software, or electrical design and/or specification and requirement changes which, if made to the assemblies to be delivered hereunder, would affect the schedule performance,

Sitara Networks-Final Execution Comprehensive Professional Services Agreement
                           reliability, availability, serviceability, appearance, dimensions, tolerance, safety or purchase price of such assemblies or which would require additional approval test.


                               Plexus may determine that Engineering Changes will affect its ability to maintain the delivery schedule, due to the lead time of newly specified parts and/or the impact of substantial rework or modification. Under these circumstances, Plexus reserves the right to define a new Production Schedule for delivery and treat this as a Production Schedule Change, with the Customer liability as defined under Section 2 (g)
                               (ii)(iii) and (iv) above.

                               Upon receipt, Plexus shall review Customer's proposed EC and Plexus shall give to Customer a written evaluation of the EC, stating Plexus' cost to implement the EC (including the cost to modify any tooling), the excess quantity of Components (including Long Lead Time Components, NCNR Components and/or Special Components) Plexus has inventoried and/or has on order with its suppliers that are excess due to the EC, and associated costs and expenses such Components and/or Long Lead Time Components, NCNR Components and/or Special Components that Customer shall be liable for and the cost savings, if any, resulting from the EC, and the expected effect on the Production Schedule, availability and/or purchase price of such assemblies, or which may require additional approval tests by Customer. Plexus will submit its written evaluation to the Customer within five (5) business days after receipt of the proposed EC, or in conjunction with Customer's stated timeframe.

                  j)       Customer Supplied Parts
                           The Customer may provide certain components required to build Customer's assemblies. The Customers inability to provide parts in a timely manner may effect Plexus' ability to meet its delivery schedule and may cause Plexus to incur extraordinary expenses to hold Plexus purchased material and/or labor in process. Under these circumstances, Plexus reserves the right to define a new Production Schedule for delivery based upon component availability information from the Customer and treat this as a Production Schedule change, with the Customer liability as defined under Section 2 (g) (ii)(iii) and (iv) above.

                  k)       Minimum Component Purchases
                           Plexus may have to place order for quantities of components in excess of that required to support Customer requirements. This may be as a result of minimum order size requirements or standard package sizes from the supplier. The customer will agree to have the cost of the excess components amortized over a maximum of six (6) month's requirements, or will place a purchase order separately for the excess components.

                  1) Obsolete, Inactive and Excess Inventory coverage Customer and Plexus agree to review obsolete, inactive and excess component(s) inventory on a monthly basis, and to agree to disposition of such material. Customer further agrees to issue monthly Purchase Orders for actual purchase price plus margin of all obsolete, inactive and excess materials(s), due to changes in Customer's demand.

                  m)       Cancellation
                           Customer may cancel requirements defined in orders and/or forecasts at any time before the scheduled delivery date. Any assembly requirements canceled within the manufacturing lead-time of the scheduled delivery date will be invoiced at the full agreed to price for the completed assembly.

                           For assembly requirements canceled outside the manufacturing lead time of the scheduled delivery date, Customer's liability to Plexus will be the value of the components in Plexus' inventory (including the full markup as defined in the Plexus quotation), and other components for which Plexus has liability but which are not in Plexus inventory, as well as payment for any and all in-process manufacturing costs and expenses, and reasonable administrative costs and expenses. Plexus will deliver an itemized list of these costs to customer. Customer agrees to pay the costs identified by Plexus within thirty (30) business days of notification of such costs. To help

Sitara Networks-Final Execution Comprehensive Professional Services Agreement
                           minimize the impact of cancellation charges, Plexus will attempt to restock components at the supplier, resell the components, and/or utilize the components on non-customer assemblies.

                  n)       Cost Reduction
                           Cost Reductions will be reviewed by both parties quarterly. Plexus initiated cost reductions will be shared 50/50 for the term of this Agreement. Customer initiated reductions will be passed through at full value. Actual cut-in reduction will based upon, at minimum, inventory at Plexus and committed on-order Product with Plexus' suppliers.

                  o)       Customer Property
                           Tooling and consigned material - Plexus has the responsibility to have proper security, and material storage. Customer shall be responsible for repairing, upgrading, replacing and/or maintaining the materials and/or equipment consigned to Plexus. However, Plexus shall provide routine maintenance, of which associated costs are borne by the Customer.

                  p)       Cost Increases or Changes
                           Parties will meet quarterly to discuss cost increases or changes due to parts demand and availability.

         3. PACKAGING AND SHIPPING

                  a) Product will be shipped to the customer in a manner that meets industry standard packaging requirements. Plexus is not liable for design related packaging issues but is liable for products improperly packaged. Customer is responsible for the selection of the shipping company unless otherwise directed.

                  b) Distribution Services: Plexus will provide Customer with "Direct Ship" Distribution Services for the specified product(s) identified in the Pricing Model (Attachment D ), attached hereto and made a part hereof. Prior to expanding these services for additional product(s), Plexus and Customer must review and mutually agree upon written changes to this Agreement.

                  c) Upon manufacturing completion of Direct Ship product, Plexus will invoice Customer and identify/store product as Customer's Finished Goods Inventory in an approved storage location. Consequent to the invoice transaction, Customer assumes complete title, liability, and ownership of the Customer's Finished Goods Inventory, which includes insurance coverage and loss of product. Plexus assumes no liability for Customer's Finished Goods Inventory on the premise or in transit.

                  d) At some point in time the Customer will provide completely functional computer terminals, with applicable hardware and software, dedicated printer, and access to Customer's computer system. Additionally, Customer will provide necessary training and on-going computer support. At such time immediately following the invoice transaction, Plexus will "receive" Direct Ship product onto Customer's computer system.

                  e) When Plexus receives signal to direct ship product, Plexus will complete appropriate actions and transactions on Customer's computer system to package, per specifications, and ship product. Plexus to ship product 3rd party. Freight charges related to this activity shall be borne by Customer. Plexus will guarantee same business day shipment of product for domestic locations, if signal is received prior to 2:00 p.m. CST. For signals received after 2:00 p.m. CST, Plexus will make every effort to ship domestic locations the same business day, but will guarantee next business day shipment. Plexus will guarantee shipment of product for all international locations within two (2) business days. If any order(s) or combination of orders exceed agreed upon Finished Good Inventory "FGI" levels this subsection 3(e) does not apply and shall not be enforced.

Sitara Networks-Final Execution Comprehensive Professional Services Agreement

                           The cost to provide these Direct Ship Distribution Services will be included in the unit price of each assembly shipped. Payment terms and conditions shall be pursuant to this Agreement.

                  g) Any EC's that will require re-work and/or upgrade for Customer Finished Goods Inventory shall be the sole liability of the Customer and follow standard re-work/upgrade policies and procedures as specified in this Agreement.

         4. FINISHED GOODS INVENTORY

                  a)       Finished Goods Inventory Introduction
                           The Customer has requested Plexus to begin building a finished goods inventory ("FGI") of Customer's product(s)hereinafter "finished assemblies or product(s)") and store ("warehouse") such finished assemblies on site at Plexus' facilities and/or warehouse(s) after issuance of Customer's purchases orders, for indefinite periods of time, until higher level assembly or delivery instructions are issued by the Customer.

                  b)       Payment Terms related to FGI
                           Customer further agrees to and understands that once Product(s) is receipted into FGI, Plexus shall issue an invoice for that Product(s) and payment terms shall be as set forth in Section 5 of this Agreement.

                  c)       Cancellation of Purchase Orders related to FGI
                           The Parties agree that cancellation by the Customer of any of the Purchase Orders issued to Plexus relating to such finished goods inventory will create material liability on behalf of the Customer, and Customer agrees to abide by all the terms and conditions set forth in Section C "Standard Terms and Conditions" of this Agreement regarding cancellation of Purchased Orders in the event of such cancellation.

                  d)       Purchase Orders related to FGI
                           The finished goods inventory quantities will be determined by the purchase orders issued by Customer to Plexus. Plexus agrees to place this product in FGI based on the same terms and conditions set forth in Section C "Standard Terms and Conditions" of this Agreement.

                  e)       Location of FGI
                           Plexus agrees to make available to Customer a secured, segregated area at Plexus' facility for the purpose of maintaining and storing Finished Goods Inventory (hereinafter "FGI"). Plexus will furnish sufficient heat and electricity, without charge to Customer to adequately store such FGI. Plexus agrees to maintain the storage area of the FGI in a clean and orderly manner.

                  f)       Storage of FGI
                           Customer agrees Plexus shall be allowed, without Customer's prior consent written or otherwise, to make any alterations, additions, or improvements in or to the storage area premises storing Customer's FGI, as Plexus deems necessary for any reason. If for the safety of the FGI Plexus is forced to relocate Customer FGI, Customer agrees to allow Plexus access to the FGI as needed and as required by Plexus.

                  g)       Stocking of FGI
                           Plexus shall stock FGI inventory in such a manner, in Plexus' sole discretion, that is acceptable by the Customer, and in Plexus' normal storage methods relating to its engineering and manufacturing services. Stocking requirements of customer may be amended from time to time by mutual consent of both parties and after a reasonable history of production levels and/or demand is established. Shipments of FGI inventory to the Customer's dock shall be handled in the same manner as set forth in this Agreement. Such inventory will remain the property of Plexus and Plexus shall retain title and risk of loss to the FGI until Customer issues a Purchase Order for such FGI and Plexus invoices Customer for such FGI. Upon issuance of Customer PO and invoice of FGI all title and risk of loss shall be passed to the Customer.

Sitara Networks-Final Execution Comprehensive Professional Services Agreement

                  h)       Title and Risk of Loss related to FGI
                           Customer will assume all risk of loss or damage, regardless of cause, to any of its property or any property belonging to its employees upon transfer of title and risk of loss of FGI to the Customer as discussed previously. Plexus will at all times carry adequate Worker's Compensation Insurance and such appropriate insurance to cover its employees that are mandated by federal or by state law of the state(s) in which the employees perform work relating to Customer's FGI. Plexus agrees to take all necessary precautions to prevent injury or death to persons or damage to property during the course of its performance under this Agreement regarding Customer FGI. However, Customer will maintain adequate risk of loss, all, general liability, or other insurance, as appropriate, for all FGI of which title and risk of loss has been transferred to the Customer. Customer shall name Plexus as additional insured, as evidenced by a Certificate of Insurance, and evidencing such policies, within thirty (30) days after execution of this FGI Agreement and upon request by Plexus thereafter.

                  i)       Quantity related to FGI
                           The FGI inventory and quantity of FGI to be maintained by Plexus shall be mutually agreed upon during the term of this Agreement and will be specified by the purchase orders issued by the customer to Plexus. Plexus may delete or discontinue any type of FGI inventory from its storage area in Plexus' facilities at any time, with sixty (60) days prior written notice to Customer, or mutual written agreement between the parties.

                  j)       Taxes related to FGI
                           Notwithstanding anything to the contrary, Customer further agrees to and is responsible for the payment of personal property taxes, or additional corporate income taxes, if any, incurred by Plexus, on FGI inventory sold to Customer resulting from the sale of FGI. Customer further agrees to assist Plexus with the reporting requirements of any personal property or corporate income taxes upon Plexus' request, if necessary.

                  k)       Plexus Personnel related to FGI
                           The storage area of Customer's FGI will be operated by Plexus' personnel who will remain employees of Plexus and on Plexus' payroll and will not be considered employees of Customer. All of Plexus' employees shall be subject to the reasonable rules and regulations at any time promulgated by Plexus for the safe, orderly, and efficient conduct of operations of Customer's property. Customer shall designate a specific managerial or person regarding Customers FGI.

                  1)       UCC Filing related to FGI
                           Customer may, after prior written approval of Plexus, and only after title and risk of loss has been transferred to the Customer, file a Uniform Commercial Code Form 1 (UCC-1), or any other UCC form, as evidence of its title, or the creation of a lien, of its inventoried FGI Product in Plexus' facility, with any governing federal, state or city agency or public records office, as necessary. Plexus agrees to assist Customer, at Customer's sole expense, with any necessary paperwork to secure such notice of lien and/or evidence of title, as requested by Customer.

         5. PRICING AND PAYMENT
         As full compensation for the assemblies provided by Plexus hereunder and its obligations contained herein, Customer will make payments subject to terms of net amount due twenty (20) days following the date of the invoice. Plexus and Customer will review the status of credit history on a regular basis, and, after sufficient credit history is established by the Customer, Plexus may amend payment terms at its sole discretion. Unless stated otherwise, prices quoted are F. 0. B. Plexus' manufacturing facility. Unless specifically stated otherwise, all quoted prices are firm for thirty (30) days from the date of quotation. Quotations are based on drawings, specifications, and other written information available to Plexus at the time of quotation. Any additional data supplied at the time of purchase may necessitate price adjustments. Any manufacturer's tax, retailer's occupation tax, use tax, sales tax, excise tax, or tax of any nature whatsoever imposed on or measured by the transaction between Plexus and Customer shall be paid by the Customer in addition to the prices quoted or invoiced. In the event Plexus is required to pay such tax, the Customer shall reimburse Plexus therefore, within ten (10) days of written demand by Plexus to the Customer for such reimbursement. If the transaction between

Sitara Networks-Final Execution Comprehensive Professional Services Agreement

         Plexus and the Customer is exempt from all such taxes, Customer shall provide Plexus with a tax exemption certification or other document acceptable to all taxing authorities at the time the order or contract is submitted.

         The parties further agree to the credit terms and conditions set forth in Attachment A, "Payment Terms", dated February 3, 2000, and attached hereto and made a part hereof. Plexus and Customer will review the status of credit history on a regular basis, and, after sufficient credit history is established by the Customer, Plexus will remove the credit restrictions set forth in Attachment A, "Payment Terms", and all business shall resume subject to the payment terms and provisions set forth in this Section 3 Payment, above.

         6. WARRANTY
         PLEXUS EXPRESSLY WARRANTS THE WORK AS SET FORTH HEREIN. PLEXUS MAKES NO OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED (INCLUDING WITHOUT LIMITATION WARRANTIES AS TO MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSES). IN ADDITION, THE FOLLOWING SHALL CONSTITUTE THE EXCLUSIVE REMEDIES FOR CUSTOMER FOR ANY BREACH BY PLEXUS OF ITS WARRANTIES HEREUNDER.

         Plexus warrants the assemblies against all defects in ) workmanship - where the assemblies do not conform to the agreed upon manufacturing specifications, for a period of fifteen (15) months from date of shipment, provided agreed upon testing is conducted by Plexus prior to shipment, except as set forth below. If the materials (components) furnished contains a manufacturer's warranty, Plexus hereby extends, to the extent possible, such Component Manufacturers' warranty to Customer. Plexus shall repair or replace, at Plexus' option and free of charge, any portion of the assemblies which is returned to Plexus' factory securely packaged, insured and with freight pre-paid within the warranty period, and which upon examination Plexus determines in its sole discretion to be defective in workmanship. Plexus will return the repaired or replaced assemblies to customer with freight pre-paid.

         Plexus is responsible for determining root cause of any defective assemblies, and will work with Customer and material supplier to develop corrective actions. Customer and Plexus will work cooperatively in pursuing corrective action if a third party is determined to cause failures. In the event Customer and Plexus are unable to reach an agreement for a resolution of a deficiency caused by a third party, then Plexus will recommend the final solution and/or corrective action plan to remedy any defect caused by such third party. Plexus will allow Customer to participate in any discussions with such third party as requested.

         This Warranty does not apply to:

                  a) Design deficiencies. Plexus expressly disclaims any warranty responsibility for design deficiency, and for infringement for the like.

                  b) Any modifications and/or alterations made to the Assemblies, or any portion thereof, without the express written authorization of Plexus obtained in advance. If this is the case, all warranties made herein are invalid and Customer shall have no further remedies hereunder against Plexus.

                  c) Any defect, loss or damage resulting from theft, loss, fire, misuse, abuse, negligence, vandalism, acts of God, accident, casualty, power failures or surges, alteration, modification or failure to follow installation, operation or maintenance instructions, or any other cause beyond Plexus' reasonable control.

                  d) Any defect, unless written notice of the defect is given by the Customer to Plexus as soon as practical after the defect first appears. The right to make a claim under this warranty expires fifteen (15) months from the date of shipment. Actions taken by Plexus to correct any defect shall not extend beyond this period.

                  e)       Components incorporated into the assemblies.

         IN NO EVENT, REGARDLESS OF CAUSE, SHALL PLEXUS BE LIABLE FOR INCIDENTAL, INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND, WHETHER IN CONTRACT OR IN TORT, ARISING FROM ITS PERFORMANCE UNDER THIS AGREEMENT.

Sitara Networks-Final Execution Comprehensive Professional Services Agreement

         7. TEST EQUIPMENT
         Unless otherwise noted, any test equipment quoted herein is warranted to be free from defects in material and workmanship for a period of one
         (1) year from the date of certification. After the warranty period the equipment will be repaired on a time and materials basis. Labor will be charged at the current billing rate. Parts will be charged at cost plus markup. Travel expenses will be added to any repairs including travel between Plexus and/or one of its affiliates. All dedicated test/burn in fixtures will be progress billed monthly up to 95% of the program cost. The remaining 5% is due upon fixture certification.

         8. DOCUMENTATION
         The Customer is responsible for supplying Plexus with complete documentation. This includes, at a minimum, (three) 3 complete and current sets of documentation including, at a minimum, all prints, softwares, artwork, and bill of materials with manufacturer and part number, and any specifications, including test specializations or procedure, called for on any customer prints. It is the Customer's responsibility to assure that Plexus receives timely notification of any changes to the documentation, and updated prints reflecting the changes.

         9. TOOLING
         All tooling produced or obtained for the assemblies delivered hereunder and paid for by Customer shall become and remain the property of Customer at the time payment in full is received for the tooling by Plexus. Such tooling shall be used by Plexus only for the benefit of Customer, and shall be delivered to Customer upon request. If Customer requests the return of any tooling from Plexus and Plexus determines the return of such tooling prevents Plexus from providing the assemblies to Customer, then Plexus shall inform Customer in writing, and Customer and Plexus shall negotiate a mutually acceptable resolution.

         Customer, at its sole discretion, may consign to Plexus, items, including, but not limited to, materials and/or equipment relating to the production and/or testing of the assemblies at Plexus' location. The material and/or equipment shall be utilized by Plexus only for the production and/or testing of the assemblies. Customer shall assist Plexus in installing the materials and/or equipment and shall provide training and maintenance instructions, if requested by Plexus or required by Customer. Customer shall be responsible for repairing, upgrading, replacing and/or maintaining the materials and/or equipment consigned to Plexus. However, Plexus shall provide routine maintenance.

         All tooling quoted herein is quoted at the cost to Plexus from its suppliers. A charge of 10% will be added to all tooling with a cost of less than $5,000, and a 5% charge added to all tooling with a cost of $5,000 or greater.

         10. TERMINATION AND CANCELLATION OF MANUFACTURING PHASE
         During the Manufacturing Phase, either party shall have the right to terminate any or all activities under this agreement for any reason and at any time upon ninety (90) days prior written notice to the other party. Plexus agrees to immediately terminate the specified activity pursuant to this Agreement upon termination or cancellation. If this entire Agreement is terminated, all existing Customer POs shall be deemed to have been canceled unless otherwise specified by Customer. Customer agrees to reimburse Plexus for unrecovered expenses. In addition, Customer and Plexus shall negotiate a settlement of charges, if any, for reasonable and allowable expense directly incurred by Plexus including, but not limited to, manufacturing process ramp down costs and packaging and transportation costs and expenses, and the return to Customer of any Customer owned material(s), tools, equipment and/or any other related items, consistent with Section B2, above.

         If this entire agreement is terminated, then Plexus shall:

                  a) Deliver to Customer all completed assemblies which conform to the applicable and then current specifications and requirements; and

                  b) Return to Customer, at Customer's expense, all tooling, equipment, Components and/or Long Lead Time Components, drawings, specifications, documentations and supplies that are owned by Customer pursuant to the Agreement; and

                  c) Prepare and submit to Customer an itemized document to include the quantity of assemblies in the production process.

Sitara Networks-Final Execution Comprehensive
Professional Services Agreement                                               11

         Upon such termination, all existing Customer POs shall be deemed to have been canceled unless otherwise specified by Customer and Customer, agrees to reimburses Plexus for unrecovered expenses, consistent with section B2, above.

C. STANDARD TERMS AND CONDITIONS
The terms and conditions set forth in this Section C, Standard Terms and Conditions shall be applicable to Product Development and Prototype Phase, and Manufacturing Phase of this Agreement.

         1. MUTUAL COOPERATION
         Plexus represents that it will pursue the Agreement to the best of its ability and in the best interest of the Customer, and the Customer represents that it will cooperate with Plexus in reaching the objectives of the Agreement. Plexus will appoint a project manager that is acceptable at al times with Customer for the duration of the Agreement and will require the Customer to establish one person to coordinate all activities through. In the event that the project manager is not operating in the best interest of the Customer, the Customer shall contact Plexus to discuss Agreement related concerns and/or complaints.

         2. CONFIDENTIAL INFORMATION
         Plexus and the Customer will use best efforts to prevent the disclosure of any confidential information, unless specifically instructed otherwise in writing by the disclosing party, and excepting in such instances where Plexus may be compelled by law to make disclosures. The mechanisms for controlling and processing confidential information may be covered under a separate Confidential Disclosure Agreement (if required).

         3. FORCE MAJEURE
         Plexus shall not be liable for any delay in or failure of performance under this agreement due to any contingency beyond Plexus' control, including, but not limited to, an act of God, war, insurrection, fire, riot, strike or labor dispute, sabotage, act of public enemy, flood, storm, accident, equipment failure, inability to obtain suitable or sufficient labor or material, laws or regulations, or any other cause beyond its reasonable control.

         4. INTELLECTUAL PROPERTY RIGHTS
         All patents, copyrights, trademarks, or other rights pertaining to inventions, developments, or improvements made in the course of the work, and funded by the Customer, are the property of Customer. Plexus will, upon written direction from Customer, execute any and all papers and documents prepared or submitted by Customer as may be reasonably required to transfer or secure to Customer full title and authority over such rights. Plexus will be compensated by Customer for time and expense as incurred in this obligation at the then current billing rates for those of its employees necessary for these purposes.

         Customer agrees that it shall assume all responsibility for determining whether the assemblies to be designed and assembled infringe an any patent, copyright or trademark, and Customer shall indemnify and hold harmless Plexus from any liability, including legal costs and expenses, damages and attorney fees arising from any claim demand or suit, including a claim by Customer, based on allegations or claims that the assemblies or any design, patent, copyright, or trademark sought to be obtained or obtained by Customer as a result of this agreement constitutes an infringement of any patent, trademark or copyright of the United States or any foreign county.

         In the event any such claim or suit is asserted or instituted against Plexus, Plexus shall promptly notify Customer of the assertion of any such allegation or claim. Customer shall thereupon assume responsibility for and conduct the defense of each assertion or suit at its expense, and reasonable information and assistance for the defense of same shall be provided by Plexus for which Plexus will be compensated for time and expenses at its then current billing rate. Plexus shall have the right, at its expense, to be represented in the defense of any such assertion or suit by counsel of its own selection.

         The prices quoted do not include, unless specifically stated otherwise, the cost for testing and/or submittals for assembly approvals or any annual file maintenance fee, such as for UL, VDE, CSA or FCC. Plexus will assist Customer in obtaining such approvals and charge for same services at Plexus' current hourly billing rate.

Sitara Networks-Final Execution Comprehensive
Professional Services Agreement                                               12

         However, if Plexus has done the initial design for Customer, they agree to use design practices that conform with all standard industry agency requirements.

         5. LIABILITY AND INDEMNIFICATION
         Plexus will use its discretion to pursue the Agreement in the best interest of Customer. Plexus will be under no liability to Customer or otherwise for its choice of methods employed, the character or tests and experiments performed, the results obtained, nor for the use which shall thereafter be made by Customer of such results. IT IS UNDERSTOOD THAT OTHER THAN THE WARRANTY SET FORTH IN SECTION B4, NO OTHER GUARANTEES OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, ARE GIVEN BY PLEXUS, INCLUDING, BUT NOT LIMITED TO ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. PLEXUS SHALL NOT BE LIABLE FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) SUSTAINED OR INCURRED IN CONNECTION WITH THIS AGREEMENT.

         Customer will fully indemnify and hold harmless Plexus from any and all liability, claims demands, costs and expense arising out of the use, publication, and/or marketing of the results of Plexus' efforts, the functioning of the assemblies or the product(s) which they are a pan of, or any other matter resulting from Plexus' performance under this Agreement, whether such liability, claims or demands be in the nature of patent, trademark or copyright infringement, public or product liability, contract liability, or otherwise during or following the terms of this Agreement, and Customer shall, at its own expense, defend any and all such actions based thereon and shall pay all attorney's fees and cost and other expenses arising therefrom.

         Plexus will not be liable for errors, or expenses which may be incurred in its performance of this work which results from the engineering and/or design of the Assemblies, or from Plexus' reliance upon information, technological records, sketches, drawings, or prototypes furnished by Customer or Customer's design engineering firm. Customer will forthwith, during the term of this Agreement, notify Plexus of any and all information, technology changes, or other facts relevant to any aspect or phase of the Agreement.

         6. ARBITRATION
         All rights and remedies conferred by this Agreement, by any other instrument, or by law are cumulative and may be exercised singularly or concurrently. If any provision of this Agreement is held by any court or governmental agency to be invalid, such invalidity shall not affect the enforceability of any other provision(s) hereof. This Agreement and any Purchase Orders issued hereunder shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts. Unless otherwise agreed to in writing by the parties, any controversy or claim arising out or relating to this Agreement, or the parties' decision to enter into this Agreement, or the breach thereof, shall be settled by arbitration through the American Arbitration Association and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration proceeding shall be conducted and presided over by a single neutral arbitrator chosen pursuant to American Arbitration Association procedures. Decision of the arbitrator shall be final, binding, and not subject to appeal or review; provided that, either party may request that the arbitrator review and reconsider his or her decision, in whole or in part. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be held in Boston, Massachusetts and the arbitrator shall apply the substantive law of Commonwealth of Massachusetts except that the interpretation and enforcement of this arbitration provision shall be governed by the federal Arbitration Act. The arbitrator shall not award either party punitive damages and the parties shall be deemed to have waived any right to such damages.

         7. CONSENT TO JURISDICTION AND APPLICABLE LAW
         The parties hereby irrevocably submit to the jurisdiction of the courts of the Commonwealth of Massachusetts in any action or proceeding arising out of or relating to this Agreement, and the parties hereby irrevocably agree that all claims in respect of such action or proceeding may be determined by such courts. The parties hereby waive, to the fullest extent possible, the defense of an inconvenient forum to the maintenance of such action or proceeding, and the parties agree that a final judgement in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgement or in any other matter provided by law.

         The parties hereby agree that this Agreement shall be governed by and will be construed in accordance with the laws of the State of Wisconsin, irrespective of the conflicts of laws provisions thereof.

Sitara Networks-Final Execution Comprehensive
Professional Services Agreement                                               13

         8. NO RECRUITING
         Plexus and the Customer agree that during the term of this program and for twelve (12) months thereafter, it shall not solicit or recruit (even though professional recruiters) the employees of the other. This shall not preclude an employee of either Plexus or the Customer from independently pursuing and securing employment opportunities with the other on such employee's own initiative.

         9. ENTIRE AGREEMENT
         This Agreement, along with the proposal, and Confidential Disclosure Agreement and/or quotation (if any) and Plexus' invoices, contains the entire understanding of the parties pertaining to the subject matter hereof, and no other agreements, oral or otherwise, shall be deemed to exist or to bind the parties. Notwithstanding anything to the contrary contained herein, the parties hereto agree that the terms and conditions set forth herein and in Plexus' invoices, proposal and Confidential Disclosure Agreement (if any), shall supersede any and all terms and conditions submitted by the Customer in any document, including but not limited to any terms and conditions contained in the Customer's purchase order. This agreement may not be modified or terminated orally, and no claimed modification, termination, or waiver shall be binding unless in writing and signed by both parties.

         Accepted and agreed to:

         SITARA NETWORKS, INC.                    PLEXUS CORP.

                                                  ENGINEERING AUTHORIZATION:

         By:  /s/ Michael S. Palin               By:  /s/ [Illegible]
              -------------------------------         --------------------------
         Title: Chief Financial Officer          Title: Executive Vice President
                -----------------------------           / Tech. Group
                                                        ------------------------
         Date:  7/25/00                          Date:  7/19/00
                -----------------------------           ------------------------


                                                 MANUFACTURING AUTHORIZATION

         By:  /s/ Susan E. Fennell               By:  /s/ Chuck Williams
              -------------------------------         --------------------------
         Title: Director-Material Operations    Title:  Vice President
                -----------------------------           ------------------------
         Date:  7/25/00                          Date:  7/19/00
                -----------------------------           ------------------------


Sitara Networks-Final Execution Comprehensive
Professional Services Agreement                                               14

                              [PLEXUS LETTERHEAD]

                                  ATTACHMENT A
                                  PAYMENT TERMS

December 13, 1999

Ms.  Susan Fennell
Sitara Networks, Inc.
60 Hickory Drive
Waltham, MA 02451


Dear Susan:

I was requested to outline the information that Plexus Electronic Assembly will require in order to finalize the credit arrangement between Sitara Networks, Inc and Plexus Electronic Assembly Corporation. Along with the following information, a standard credit application, including trade and bank references will need to be completed.

         1) Sitara Networks will provide to Plexus Electronic Assembly, monthly confirmation of the available cash balances under Sitara's control. Such confirmation shall be from the bank or investment firm in which the funds are held. This information should be forwarded to me by the 10th day following each month-end.

         2) Sitara Networks will provide to Plexus Electronic Assembly written confirmation that there are no restrictions against the use of Sitara's existing cash balances and, that there is no outside control of the use of these funds. A list of individuals authorized to disburse these funds should be included.

         3) Sitara will provide quarterly financial statements to Plexus Electronic Assembly for review. Statements will be provided within 20 working days after the close of each quarter. All information will be strictly confidential and for internal use only.

         4) Sitara will provide cash deposits to cover all exposure created by Plexus Electronic Assembly purchase orders for non-cancelable / non-returnable material.

         5) Initially, all products produced for Sitara will be invoiced after completion and transfer to finished goods. These goods will become the property of Sitara Networks, and Sitara will take title and insurability at that point.

         6) Invoice terms will be NET 30 days from invoice date, via wire transfer. Payment to be received by Plexus Electronic Assembly on the 30th day.

December 13, 1999
Page Two


         7) An initial credit limit of S400,000 has been established for accounts receivable. If in the course of business this initial limit is exceeded, you will be contacted and may be required to pay some invoices before the NET 30 day term so as to remain within the limit. Any increase in the limit will be based upon length and status of credit history.

I thank you, in advance, for your cooperation in working to establish credit standards, and look forward to a mutually beneficial relationship between our two companies. If you have any questions or concerns, please contact me directly at (920) 751-3625.

Sincerely,

/s/ Marty Verstegen

Marty Verstegen,
Controller
Plexus Electronic Assembly

Cc:      Bob Kronser, Vice President, Sales and Marketing - Plexus Corp.




                                  [PLEXUS LOGO]

                         The Product Realization Company

                                  ATTACHMENT B

                      FLEXIBILITY PERCENTAGES PER ASSEMBLY

To be determined at a later date by mutual agreement between the parties.

Customer:   /s/ MSP / 7/25/00                  Plexus:   /s/ CW / 7/19/00
            -----------------                            ----------------
            Initial/Date                                 Initial/Date

                                  ATTACHMENT C

                             REPORTING REQUIREMENTS

To be determined at a later date by mutual agreement between the parties.

Customer:   /s/ MWP / 7/25/00                  Plexus:   /s/ CW / 7/19/00
            -----------------                            ----------------
            Initial/Date                                 Initial/Date

                                  ATTACHMENT D

                                  PRICING MODEL

To be determined at a later date by mutual agreement between the parties.

Customer:   /s/ MWP / 7/25/00                  Plexus:   /s/ CW / 7/19/00
            -----------------                            ----------------
            Initial/Date                                 Initial/Date